Exhibit 10.1

June 30, 2021

Richard Jones
[XXX]
[XXX]

Dear Richard:

This letter (the "Agreement and Release") confirms our agreement with regard to your separation from employment with Coty Inc. (the "Company") effective September 15, 2021 (the "Final Separation Date"). Our understanding and agreement with respect to your separation is as follows:
1.Your last day of active employment with the Company shall be June 30, 2021 (the "Active Employment Separation Date"). For the period beginning on July 1, 2021 and ending on the Final Separation Date, you will remain employed by the Company but will not be required to provide services (the "Garden Leave Period").
a.During the Garden Leave Period, you will continue to be paid at your current annual base compensation rate of USD $655,000 less applicable statutory deductions and authorized withholdings, payable bi-weekly in accordance with the Company's regular and customary payroll schedule and practices, through the Final Separation Date.
b.Within 30 days after the Final Separation Date, you will be paid for all unused vacation benefits which shall accrue as of the Final Separation Date, less applicable statutory deductions and authorized withholdings.
c.If you currently have Company medical or dental coverage, you will continue to be eligible to participate in the Company's medical and dental insurance plans for active employees, until the last day of the month following the Final Separation Date (i.e., September 30, 2021). You will receive, under separate cover, general information about your rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").
2. Provided that no later than 21 days after the after the Final Separation Date, you agree to and accept the terms of the Agreement and Release, and thereafter you do not timely revoke your acceptance, you shall be eligible for the following benefits under the Coty Severance Pay Plan, subject to the terms and conditions of that plan:
a.You will receive a lump sum payment in the amount of six hundred fifty-five thousand dollars ($655,000), less applicable statutory deductions and authorized withholdings (the "Separation Payment"), representing your annual base rate of compensation for a 52 week period, payable within 30 days after the execution of this Agreement and Release.
b.The Company shall provide you with a one-time lump-sum payment in the gross amount of $5,000 for use in connection with any legal fees associated with your review of the Agreement and Release.
c.The Company shall provide you with either (1) reasonable tax consulting and assistance through Pricewaterhousecoopers ("PWC") for the tax year ending December 31, 2021 or (2) up to a maximum of $2,000 reimbursement for your use a tax advisor of your choice for the tax year ending December 31, 2021.
d.The benefits described in paragraphs 2(a) through (c) shall be referenced in this Agreement and Release collectively as the "Separation Benefits."

3.    Except as otherwise provided in paragraph l(c) and paragraph 2, you will cease to actively participate in all Company benefit plans and programs as of the Final Separation Date.

4. a.    Other than as set forth in this Agreement and Release, you acknowledge     and agree that you are not entitled to any additional compensation, payments or benefits of any kind from the Releasees (as that term is defined in paragraph 6(e)), including, without limitation, any notice or separation payments otherwise due under any letter of employment or employment agreement you have with the Company, or under the Coty Severance Pay Plan, and that no representations or promises to the contrary have been made to you.
b. You further acknowledge and agree that, effective as of the Final Separation Date, you will immediately forfeit in their entirety any and all unvested restricted stock units and stock options granted to you under the Equity and Long-Term Incentive Plan of the Company in which you currently participate (the "LTIP" and "ELITE"), in accordance with the terms of the LTIP and ELITE and the forfeiture provisions of the award agreements or terms and conditions with respect thereto.

5. The Company will not object to any lawful application by you to receive unemployment benefits.

6. a. As a condition of the Company's willingness to enter into this Agreement and Release, and in consideration for the agreements of the Company contained herein, you, with the intention of binding yourself and your heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives, hereby release, waive and forever discharge the Releasees from, and hereby acknowledge full accord and satisfaction of, all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Releasees up to and including the date of the execution of this Agreement and Release.

Without limiting the generality of the foregoing, you hereby release and forever discharge the Releasees from:

i.all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment;

ii.all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1870 and 1991, the Equal Pay Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Uniform Services Employment and Reemployment Rights Act, the New York State and New York City Human Rights Laws, the New York Labor Law, the New York Equal Pay Law, the New York Civil Rights Law, the New York Worker Adjustment and Retraining and Notification Act, the New York Whistleblower Law, the New York City Fair Chance Act, the New York City Stop Credit Discrimination in Employment Act, the New York Constitution, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Equal Pay Act, the New Jersey Family Leave Act, New Jersey Smoke-Free Air Act, the New Jersey Smokers' Rights Law, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Law, the New Jersey Equal Pay Act, the Millville Dallas Airmotive Plant Job Loss Notification Act, the anti-retaliation provision of the New Jersey Workers' Compensation Law, and the New Jersey Constitution, as such laws have been amended from time to time;

iii.all contract claims, and all claims for bonuses or severance allowances or entitlements (including, without limitation, under the Coty Severance Pay Plan);

iv.all claims for employee benefits, including, without limitation, claims under the Employee Retirement Income Security Act of 1974; provided, however, that nothing in this paragraph 6 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

v.all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and,

vi.all claims for monetary recovery, including, without limitation, attorneys' fees, experts' fees, medical fees or expenses, costs and disbursements and the like.

b.    You further agree to waive your rights under any other statute or regulation, state or federal, that provides that a general release does not extend to claims that you do not know or suspect to exist in your favor at the time of executing this Agreement and Release, which if known to you must have materially affected your settlement with the Company.

c.    You acknowledge and agree that you have not assigned or given away any of the claims you have released in this paragraph 6.

d.    This general release is not intended to and does not affect any rights or claims you may have arising after the date this Agreement and Release is executed by you. Further, this general release shall not limit or prohibit either party's ability to bring a claim to enforce this Agreement and Release.

e.    For purposes of this Agreement and Release, the term "Releasees" includes the Company, its present and former direct and indirect parents, affiliates, divisions, predecessors, subsidiaries, successors and assigns, and each of their present and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities, and the Company's pension and welfare benefit plans (and their respective administrators, fiduciaries, trustees and insurers), whether acting as agents or in individual capacities, and this general release shall inure to the benefit of and shall be binding upon and enforceable by all such entities and individuals. For the avoidance of doubt, the term Releasees includes JAB Holding Company ("JAB"), its present and former direct and indirect parents, affiliates, divisions, predecessors, subsidiaries, successors and assigns, and each of their present and former officers, directors, employees, representatives, attorneys and agents, whether acting as agents or in individual capacities.

7. a. You acknowledge and agree that you have not been told that the Company or any Releasee will employ you in the future, and you also acknowledge and agree that the Company shall not have any obligation in the future to reemploy you, or to enter into any other business arrangement of any kind with you. You further acknowledge and agree that, if you do seek reemployment or any other business arrangement with the Company under which you would receive compensation for services performed by you, a rejection by the Company of your application or inquiry will not constitute a violation of this Agreement and Release.

b. You acknowledge and agree that, if you become reemployed by the Company, you shall not be eligible for and shall not receive any portion of the Separation Payment then remaining to be paid, and that this will not affect the validity or enforceability of this Agreement and Release.

8. You agree that, except as provided in the next sentence, the terms and conditions of this Agreement and Release shall be kept in confidence. Unless and until you first obtain written permission from Anne Jaeckin, CHRO, and only to the extent you obtain such permission, you will not knowingly disclose this information to anyone, except: (i) as reasonably necessary to enforce this Agreement and Release; (ii) to your attorneys or bona fide tax advisors; (iii) as permitted by paragraph 13; (iv) to your spouse or spousal equivalent; (v) to governmental taxing authorities; or, (vi) pursuant to compulsory legal process or a court order. You also acknowledge and agree that you have not made any allegations of sexual harassment or sexual abuse against any of the Releasees, that there is no factual foundation for such allegations, and that none of the payments and benefits provided in this Agreement and Release, including the Separation Benefits, constitute payments related to sexual harassment or sexual abuse.

9. a.    You agree to return to the Company, on or before the Final Separation Date, any computer equipment, mobile phones, iPhones, iPads and similar electronic devices, office keys, credit and telephone cards, ID and access cards, etc., and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, thumb drives, memory cards and sticks and any other magnetic and other electronic or print materials you hove in your possession or under your control belonging to the Company, or containing Confidential Information (as defined in paragraph 9(b)) or confidential or proprietary information concerning the Company or its officers, directors, consultants, clients or operations. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this paragraph 9(o), and that you are not entitled to receive the Separation Benefits unless and until all such documents and materials hove been returned to the Company.

b.    You acknowledge that, while employed by the Company, you were provided access to and possessed nonpublic confidential and proprietary information and materials concerning the Company and its agents, customers, vendors, licensors, consultants, and suppliers that are not publicly available, including, by way of example, information concerning research and development, trade secrets, inventions (whether or not patentable), soles, products, services, accounts, customers, packaging, merchandising, distribution, manufacturing, finance, technology and intellectual property (patents, design patents, trademarks, trade dress, copyrights); technical and administrative manuals, associated forms, processes, computer hardware and software; other methodologies and systems; as well as the Company's marketing, soles and business plans (collectively, the "Confidential Information"). You agree that the Company will be irreparably damaged if you use or disclose Confidential Information, and you therefore agree never to use or disclose Confidential Information before it hos become publicly known through no fault of your own. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, we request that you promptly contact the Company's General Counsel.

c.    You agree to cooperate with the Company with respect to any inquiries or other matters, including any legal or administrative proceedings brought against the Company, that relate to or arise out of your employment with the Company.

d.    Notwithstanding anything in this Agreement and Release to the contrary, you may, without informing or obtaining prior authorization from the Company: (i) disclose trade secrets in confidence to a federal, state or local government official, directly or indirectly, or to your attorney, solely for the purpose of reporting or investigating a suspected violation of low that directly pertains to the trade secrets; (ii) disclose trade secrets in a complaint or other document filed in on arbitral, judicial or administrative proceeding that directly pertains to the trade secrets, if such filing is mode under seal; and, (iii) disclose trade secrets to your attorney and use the trade secrets in on arbitral, judicial or administrative proceeding brought by you against the Company alleging retaliation for your having reported a violation of low, provided that you file any document containing the trade secrets under seal and do not otherwise disclose the trade secrets, except as required by court order.

10. You agree that you will take no action that is intended, or would reasonably be expected, to harm or disparage any of the Releasees, or to impair their reputations.

11. a. You represent that you have not commenced or caused to be commenced, or participated, aided or cooperated in, any action, charge, complaint or proceeding of any kind (on your own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) that is presently pending before the U.S. Equal Employment Opportunity Commission, the Securities and Exchange Commission, or any other federal, state or local government agency or commission, or any self-regulatory authority (each, a "Government Agency"), or in any arbitral or judicial tribunal, against or involving any of the Releasees.

b. You also agree that you have properly reported all hours you have worked, and that you have been paid all wages, overtime, commissions or other compensation that the Company should have paid you through the Final Separation Date.

12. Nothing in this Agreement and Release - including, without limitation, your general release in paragraph 6, your nondisclosure, return of materials, confidentiality, cooperation and nondisparagement covenants in paragraphs 8, 9 and 10, and the representations in paragraph 11 - is intended to or shall (x) prevent, impede or interfere with your ability to file a charge or complaint with any Government Agency, or (y) limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, including providing documents or other information, without notice to or prior authorization from the Company.

13. The making of this Agreement and Release is not intended, and shall not be construed, as an admission that any of the Releasees has violated any federal, state or local law, ordinance or regulation, breached any contract, or committed any wrong whatsoever against you.

14. You acknowledge and agree that neither Company nor anyone acting on its behalf has made any promises, commitments or representations to you other than those contained in this Agreement and Release and that you have not relied upon any statement or representation made by the Company or anyone on its behalf with respect to the basis or effect of this Agreement and Release or otherwise.

15. a. You acknowledge that, before signing this Agreement and Release, you were given a period of at least twenty-one (21) days in which to review and consider it; you have, in fact, carefully reviewed this Agreement and Release; and you are entering into it voluntarily and of your own free will. You further acknowledge that the Company advised you in writing to consult with your attorney before signing it and that, to the extent you wished to do so, you have done so. You further acknowledge that, if you executed this Agreement and Release before the end of the twenty-one (21) day period, such early execution was completely voluntary, and that you had reasonable and ample time in which to review it.

b. You acknowledge that, for a period of seven (7) days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing to: Anne Jaeckin, CHRO, by hand delivery, or via certified mail or overnight courier. This Agreement and Release will not become effective and enforceable until after the expiration of the seven (7) day revocation period.

c. You understand that your acceptance of any portion of the Separation Benefits at any time more than seven (7) days after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release and, therefore, that it is effective and enforceable.

d.    The Company will only accept a copy of the Agreement and Release signed after the Final Separation Date.

16. If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that if paragraph 6 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Releasees, and if paragraph 8 or paragraph 9(b) is held to be unenforceable, you agree to promptly execute a valid confidentiality agreement.

17. If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release; provided, however, that if paragraph 6 is held to be illegal, void or unenforceable, you agree to promptly execute a valid general release and waiver in favor of the Releasees, and if paragraph 8 or paragraph 9(b) is held to be unenforceable, you agree to promptly execute a valid confidentiality agreement.

18. This Agreement and Release shall bind you, your heirs, beneficiaries, trustees, administrators, executors, and legal representatives, and shall inure to the benefit of the Releasees, and their respective beneficiaries, trustees, administrators, executors, assigns and legal representatives. You may not assign any of your rights or obligations under this Agreement and Release. Without limiting the foregoing, the Company may assign its rights and delegate its duties hereunder in whole or in part to any affiliate of the Company or to any transferee of all or a portion of the assets or business to which this Agreement and Release relates.

19. This Agreement and Release shall be interpreted to avoid any penalty sanctions under section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement and Release may only be made upon a "separation from service" under section 409A of the Code, each payment made under this Agreement and Release shall be treated as a separate payment and the right to a series of installment payments under this Agreement and Release is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.

This Agreement and Release shall be interpreted to avoid any penalty sanctions under section 409A of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement and Release may only be made upon a

"separation from service" under section 409A of the Code, each payment made under this Agreement and Release shall be treated as a separate payment and the right to a series of installment payments under this Agreement and Release is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment.

20. Notwithstanding any provision in this agreement to the contrary, if at the time of the your termination of employment with the Company (or any successor thereto), the Company (or any corporation, partnership, joint venture, organization or entity within the Company's controlled group within the meaning of sections 414(6) and (c) of the Code) has securities which are publicly-traded on an established securities market and you are a "specified employee" (as defined in section 409A of the Code and determined in the sole discretion of the Company, or any successor thereto, in accordance with the Company's, or any successor's, "specified employee" determination policy) and it is necessary to postpone the commencement of any severance payments or deferred compensation otherwise payable pursuant to this Agreement and Release as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company (or any successor thereto) will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral exception under section 409A of the Code and are in excess of the lesser of two (2) times (i) your then-annual compensation or (ii) the limit on compensation then set forth in section 401(0)(17) of the Code, until the first payroll date that occurs after the date that is six (6) months following your "separation from service" with the Company (or any successor thereto), as defined under section 409A of the Code. If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six (6) months following your "separation from service" with the Company (or any successor thereto), and any amounts payable to you after the expiration of such six (6)-month period under this Agreement and Release shall continue to be paid to you in accordance with the terms of this Agreement and Release. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of your estate within sixty (60) days after the date of your death.

21. You and the Company agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which either of the parties alleges a breach of this Agreement and Release.

22. This Agreement and Release is governed by the laws of the State of New York, without regard to its conflict of laws provisions and irrespective of your work location, unless otherwise required by the law of the state in which you primarily reside and work.

23. This Agreement and Release may be executed in more than one counterpart, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic copies and photocopies shall be treated as originals.

If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating the enclosed copy and returning it in the enclosed envelope.

Very truly yours,
/s/ Anne Jaeckin
CHRO

READ THIS AGREEMENT AND RELEASE AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A GENERAL RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

THIS IS A LEGALLY ENFORCEABLE DOCUMENT.

[Not valid unless signed AFTER the Final Separation Date.]

Name: Richard Jones
Signature: /s/ Richard Jones
Date: 19 September, 2021

WITNESSED BY:
Name: Rebecca J. Wiltshire
Signature: /s/ Rebecca J. Wiltshire